As filed with the Securities and Exchange Commission on November 9, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUN MICROSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-2805249
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4150 Network Circle

Santa Clara, California 95054

(650) 960-1300

(Address and telephone number of Registrant’s principal executive offices)

Jonathan I. Schwartz

Chief Executive Officer

Sun Microsystems, Inc.

4150 Network Circle

Santa Clara, California 95054

(650) 960-1300

(Name, address and telephone number of agent for service)

SUN MICROSYSTEMS, INC.

2007 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Copy of communications to:

William L. Neff, Esq.

Hogan & Hartson LLP

Columbia Square

555 Thirteenth Street, N.W.

Washington, DC 20004-1109

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee (1)
Common Stock, par value $0.00067 per share, issuable pursuant to the Sun Microsystems, Inc. 2007 Omnibus Incentive Plan (2)	308,735,963	$5.20	$1,605,427,007.60	$9,100.61(3)

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Sun Microsystems, Inc. 2007 Omnibus Incentive Plan (the “2007 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effectuated without the Company’s receipt of consideration which results in an increase in the number of outstanding shares of the Company’s Common Stock.

(2)	Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the amount of the registration fee, based on the average of the high and low sales prices of Sun Microsystems, Inc.’s Common Stock, par value $0.00067 per share, on November 8, 2007, as reported on the NASDAQ Stock Market.

(3)	In accordance with Rule 457(p) of the Securities Act, the aggregate total dollar amount of the Registration Fee is being offset by the dollar amount of registration fees previously paid with respect to unissued shares previously registered by the Company. As described in the Explanatory Note on page 1, the Company has filed post-effective amendments to prior registration statements to deregister 1,477,500 shares previously registered by the Company under the 1988 Directors’ Option Plan, 275,348,531 shares previously registered by the Company under the Sun Microsystems, Inc. 1990 Long Term Incentive Plan and 31,909,932 shares previously registered by the Company under the Sun Microsystems, Inc. Equity Compensation Acquisition Plan (collectively, the “Carryover Shares”). The Carryover Shares are not subject to outstanding option grants under their respective plans. The Amount of Registration Fee was calculated as the difference between the registration fee of $49,286.61 offset by $40,186.00, which represents the portion of the registration fee previously paid in connection with the registration of Carryover Shares from a previously filed registration statement (Reg. No. 333-101323) in accordance with Instruction E to Form S-8.

EXPLANATORY NOTE

This Registration Statement relates to the registration of 308,735,963 shares of Common Stock, $0.00067 par value per share, of Sun Microsystems, Inc. (the “Company”) reserved for issuance and delivery under the 2007 Plan (as defined below). The Company’s stockholders approved the 2007 Plan on November 8, 2007. The 308,735,963 shares of Common Stock being registered under this Registration Statement are comprised of: (i) 1,477,500 unissued shares of Common Stock (the “Directors’ Carryover Shares”) previously registered for the Company’s 1988 Directors’ Stock Option Plan (the “Directors’ Plan”) on Registration Statement on Forms S–8 filed with the SEC on December 1, 1988 (Registration No. 33-25860), November 22, 1993 (Registration No. 33-51129) and November 20, 1997 (Registration No. 333-40677); (ii) 31,909,932 unissued shares of Common Stock (the “ECAP Carryover Shares”) previously registered for the Company’s Equity Compensation Acquisition Plan (the “ECAP Plan”) on Registration Statement on Forms S–8 filed with the SEC on August 9, 1996 (Registration No. 333-09867), August 28, 1997 (Registration No. 333-34543), November 12, 1998 (Registration No. 333-67183), October 17, 2000 (Registration No. 333-48080), February 28, 2001 (Registration No. 333-56358) and September 30, 2002 (Registration No. 333-100189); and (iii) 275,348,531 unissued shares of Common Stock (the “1990 Carryover Shares”) previously registered for the Company’s 1990 Long-Term Equity Incentive Plan (the “1990 Plan”) on Registration Statement on Forms S–8 filed with the SEC on December 14, 1990 (Registration No. 33-38220), November 23, 1994 (Registration No. 33-56577), March 6, 1996 (Registration No. 333-01459), November 12, 1998 (Registration No. 333-67183), November 12, 1999 (Registration No. 333-90907), November 13, 2000 (Registration No. 333-49788), November 13, 2001 (Registration No. 333-73218) and November 20, 2002 (Registration No. 333-101323). The Directors’ Carryover Shares, together with the ECAP Carryover Shares and the 1990 Carryover Shares, are referred to herein as the “Carryover Shares.” The Carryover Shares will no longer be issued under the Directors’ Plan, the ECAP Plan or the 1990 Plan, and such Carryover Shares will only be issued, offered and sold under the 2007 Plan. The Carryover Shares and the portion of the registration fee paid by the Company with respect to each of the Directors’ Plan, ECAP Plan and 1990 Plan are being carried over to this Registration Statement in accordance with Instruction E to the General Instructions to Form S–8. Contemporaneously with the filing of this Registration Statement, the Company is filing post–effective amendments to the Registration Statement on Form S–8 (File No. 333–40677) to deregister the Directors’ Carryover Shares, the Registration Statement on Form S–8 (File No. 333–100189) to deregister the ECAP Carryover Shares, and the Registration Statement on Form S–8 (File No. 333–101323) to deregister the 1990 Carryover Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified by Part I of this Registration Statement have been or will be sent or given to participants in the Sun Microsystems, Inc. 2007 Omnibus Incentive Plan (the “2007 Plan”) as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the SEC but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The documents listed below are incorporated by reference in the Registration Statement:

(a)	Sun Microsystems, Inc.’s (the “Registrant” or the “Company”) Annual Report on Form 10-K for the fiscal year ended June 30, 2007;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007;

(c)	The Registrant’s Current Reports on Form 8-K filed with the SEC on August 2, 2007, August 7, 2007 and November 9, 2007; and

(d)	The description of the Company’s Common Stock contained in Company’s Registration Statement on Form 8-A filed with the SEC on October 24, 1986, as amended.

All documents subsequently filed by the Registrant or by the Plan with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters the securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 10 of the Restated Certificate of Incorporation of the Company provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Article VI of the Bylaws of the Company provides that the directors and officers of the Company shall be indemnified to the fullest extent permitted by the Delaware General Corporation Law. The directors and officers of the Company are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Company has entered into contracts with each of its directors and executive officers providing for indemnification of such persons by the Company to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Exhibit Index.

Item 9.	Undertakings

(1) The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, state of California on the November 9, 2007.

SUN MICROSYSTEMS, INC.

By:	/s/ Michael E. Lehman
Michael E. Lehman Chief Financial Officer and Executive Vice President, Corporate Resources

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan I. Schwartz and Michael A. Dillon, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott G. McNealy (Scott G. McNealy)	Chairman of the Board of Directors	November 9, 2007

/s/ Jonathan I. Schwartz (Jonathan I. Schwartz)	Chief Executive Officer, President and Director (Principal Executive Officer)	November 9, 2007

/s/ Michael E. Lehman (Michael E. Lehman)	Chief Financial Officer and Executive Vice President, Corporate Resources (Principal Financial Officer)	November 9, 2007

/s/ V. Kalyani Chatterjee (V. Kalyani Chatterjee)	Vice President and Corporate Controller (Principal Accounting Officer)	November 9, 2007

/s/ James L. Barksdale (James L. Barksdale)	Director	November 9, 2007

/s/ Stephen M. Bennett (Stephen M. Bennett)	Director	November 9, 2007

/s/ Peter L.S. Currie (Peter L.S. Currie)	Director	November 9, 2007

/s/ Robert J. Finocchio, Jr. (Robert J. Finocchio, Jr.)	Director	November 9, 2007

/s/ Michael E. Marks (Michael E. Marks)	Director	November 9, 2007

(Patricia E. Mitchell)	Director

/s/ M. Kenneth Oshman (M. Kenneth Oshman)	Director	November 9, 2007

/s/ P. Anthony Ridder (P. Anthony Ridder)	Director	November 9, 2007

EXHIBIT INDEX

Number	Description
5	Opinion of Hogan & Hartson LLP

15.1	Letter re: Unaudited Interim Financial Information

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24	Power of Attorney (included in the Registration Statement under “Signatures”)

99.1	Sun Microsystems, Inc. 2007 Omnibus Incentive Plan